Exhibit 99.1
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
ATARI, INC.
        The undersigned, the Chief Executive Officer and President of Atari, Inc., (the “Corporation”), a Delaware corporation, certifies as follows:
     1. At a duly called meeting of the Corporation’s Board of Directors held on October 18, 2006, at which a quorum was present at all times, the Board of Directors adopted and declared advisable the amendments to the Corporation’s Restated Certificate of Incorporation described in Paragraph 3 and the combination of our Common Stock described in Paragraph 4.
     2. At a Special Meeting of the Stockholders of the Corporation held on January 3, 2007, at which a quorum was present or represented by proxy at all times, the amendments to the Corporation’s Restated Certificate of Incorporation described in Paragraph 3 and the combination of the Corporation’s Common Stock described in Paragraph 4 were adopted by the affirmative vote of holders of a majority of the outstanding shares entitled to vote on those amendments. Therefore, those amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     3. The amendments to the Corporation’s Restated Certificate of Incorporation that were adopted as described in Paragraphs 1 and 2 to amend Article FOURTH of the Corporation’s Restated Certificate of Incorporation so that, as amended, the first paragraph of Article FOURTH reads as follows:
FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000 shares, of which 30,000,000 shares, par value $0.10 per share, shall be designated Common Stock and 5,000,000 shares, par value $0.01 per share, shall be designated Preferred Stock.
     4. The shares of Common Stock, par value $0.01 per share, which are outstanding immediately before this Certificate of Amendment is filed with the Secretary of State of Delaware will be combined so that, when this Certificate of Amendment is filed with the Secretary of State of Delaware, each ten shares of Common Stock, par value $0.01 per share, will become one share of Common Stock, par value $0.10 per share, with any holder who would be entitled to a fraction of a share as a result of the combination receiving, in lieu of that fraction of a share, cash in an amount determined by the Board of Directors.
          IN WITNESS WHEREOF, I have signed this Certificate on January 3, 2007.

/s/ David R. Pierce
David R. Pierce
Chief Executive Officer and President